Exhibit 4.10
CERTIFICATE OF TRUST OF COMERICA CAPITAL TRUST III
     This Certificate of Trust of Comerica Capital Trust III (the “Trust”), dated as of November 22, 2006, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).
1.	Name. The name of the statutory trust formed by this Certificate of Trust is Comerica Capital Trust III.
2.	Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are The Bank of New York (Delaware), 502 White Clay Center, Route 273, P.O. Box 6973, Newark, DE 19711.
3.	Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.
4.	Counterparts. This Certificate of Trust may be executed in one or more counterparts.
     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK, not in its individual capacity but solely as trustee of the Trust
By:	/s/ James D. Heaney
	Name:	James D. Heaney
	Title:	Vice President

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as trustee of the Trust
By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

PAUL E. BURDISS, not in his individual capacity but solely as trustee of the Trust
By:	/s/ Paul E. Burdiss
	Name:	Paul E. Burdiss